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                                                                     EXHIBIT 5.1

                       OPINION OF MORRISON & FOERSTER LLP


                      [Morrison & Foerster LLP Letterhead]


                                 June 21, 1999



Creative Computers, Inc.
2555 West 190th Street
Torrance, California 90504

Gentlemen:

   At your request, we have examined the Registration Statement on Form S-8 to be filed with the Securities and Exchange Commission (the "SEC") in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 235,000 shares of your common stock, $.001 par value (the "Common Shares") issuable upon exercise of options which have been granted pursuant to those certain Nonqualified Stock Option Agreements, dated June 10, 1999 between you and each of Michael Assadi, John Beach, S. Keating Rhoads, Arthur Salyer and Peter Zuiker (the "Option Agreements").

   As your counsel in connection with the Registration Statement, we have examined the proceedings taken by you in connection with the adoption of the Option Agreements and the authorization of the issuance of the Common Shares or options to purchase Common Shares under the Option Agreements (the "Option Agreement Shares") and such documents as we have deemed necessary to render this opinion.

   Based upon the foregoing, it is our opinion that the Option Agreement Shares, when issued and outstanding pursuant to the terms of the Option Agreements, will be validly issued, fully paid and nonassessable Common Shares.

   We consent to the use of this opinion as an exhibit to the Registration Statement.

                                  Very truly yours,


                                  /s/ Morrison & Foerster LLP